Exhibit 99.1

News Announcement                                                                            For Immediate Release

NEXSTAR BROADCASTING COMPLETES ACQUISITION OF FIVE STATIONS
IN TWO MARKETS FOR $33.5 MILLION IN ACCRETIVE TRANSACTION

IRVING, Texas - (June 13, 2014) - Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that it has completed the previously announced accretive acquisition of five television stations in two markets for $33.5 million and an adjustment for working capital. The stations were acquired from Gray Television Group, Inc. (NYSE:GTN and GTN.A) (“Gray”) and represent the equity interests of certain subsidiaries of Hoak Media, LLC ("Hoak").

	City of License	Market Rank	Station	Affiliation
1	Panama City, FL	154	WMBB	ABC
2	Grand Junction, CO	185	KREX	CBS
3	Glenwood Springs, CO		KREG(1)	CBS
4	Montrose, CO		KREY(1)	CBS
5	Grand Junction, CO		KGJT	MyNetworkTV

(1) KREG and KREY operate as satellite stations of KREX

Concurrent with the acquisition of the five stations, Nexstar will assume Hoak’s contractual obligations with Parker Broadcasting of Colorado, LLC ("Parker") for KFQX, the Grand Junction, Colorado FOX affiliate, under the existing Time Brokerage Agreement (“TBA”), whereby Nexstar will provide sales and other services to the station. Under the terms of the amended agreement, Mission Broadcasting, Inc. (“Mission”) will make a deposit to Parker in the amount of $3.2 million with the deposit applied to the Purchase Price upon closing, which is pending approval by the Federal Communications Commission.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “This transaction is consistent with our core strategy to diversify and expand our local traditional media, digital and mobile media platforms through transactions that are complementary to our existing operations while also providing financial and operating synergies that enhance free cash flow. This transaction marks our entrée into Grand Junction and Panama City and we look forward to leveraging our industry-wide leadership in delivering exceptional local and network programming and service in our markets for the benefit of viewers while creating an even stronger marketing platform for local area businesses.”

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 80 television stations and 19 related digital multicast signals reaching 46 markets or approximately 13.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, Live Well and independent stations. Nexstar’s 47 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 108 television stations and related digital multicast signals reaching 56 markets or approximately 16.0% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800